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                                                                     EXHIBIT 2.1


                         COMMON STOCK PURCHASE AGREEMENT


            This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of May 14, 2001 by and between National Scientific Corporation, a Texas corporation (the "Company") and Coriander Enterprises Limited (the "Purchaser"), a British Virgin Islands corporation.

            WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to Purchaser from time to time as provided herein, and Purchaser shall purchase, up to $24,000,000 of Common Stock and the Warrant; and


            WHEREAS, such investments will be made by the Purchaser as statutory underwriter of a registered indirect primary offering of such Common Stock by the Company.


            NOW, THEREFORE, in consideration of the foregoing premises, and the promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                        PURCHASE AND SALE OF COMMON STOCK

            Section 1.1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company may sell and issue to the Purchaser and the Purchaser shall be obligated to purchase from the Company, up to an aggregate of $24,000,000 of Common Stock (the "Commitment Amount") and the Warrant, subject to the terms herein.

            Section 1.2. Purchase Price and Initial Closing. The Company agrees to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase that number of the Shares to be issued in connection with each Draw Down. The delivery of executed documents under this Agreement and the other agreements referred to herein and the payment of the fees set forth in Article I of the Escrow Agreement, attached as Exhibit B hereto (the "Initial Closing"), shall take place at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177 (i) within fifteen (15) days from the date hereof, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Initial Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Initial Closing.

            Section 1.3. Liquidated Damages. The parties hereto acknowledge and agree that the sums payable pursuant to this Agreement for late delivery of the Draw Down Shares shall constitute liquidated damages and not penalties. The parties further acknowledge that (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely


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estimate, (b) the amounts specified in such provisions bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Purchaser in connection with the failure of the Company to deliver the Draw Down Shares in a timely manner or the suspension of the Purchaser's right to resell the Draw Down Shares under the Registration Statement, and (c) the parties are sophisticated businesses and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

            Section 2.1. Representation and Warranties of the Company. Except as set forth in the SEC Documents or on the Disclosure Schedule prepared by the Company and attached hereto, or as contemplated by this Agreement, the Company hereby makes the following representations and warranties to the Purchaser:

                  (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated validly existing and in good standing under the laws of the State of Texas and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company does not have any subsidiaries and does not own more than fifty percent (50%) of or control any other business entity except as set forth in the SEC Documents. The Company is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

                  (b) Authorization, Enforcement. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under the Transaction Documents and to issue the Draw Down Shares pursuant to their respective terms, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) the Transaction Documents have been duly executed and delivered by the Company and at the Initial Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

                  (c) Capitalization. The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock of which 48,607,498 shares are issued and outstanding and 4,000,000 shares of preferred stock of which no shares are


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      outstanding. To the knowledge of the Company, all of the outstanding shares of the Company's Common Stock have been duly and validly authorized and are fully paid and non-assessable except as set forth in the SEC Documents. No shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. There are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. The Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The Company has made available to the Purchaser true and correct copies of the Company's articles or certificate of incorporation as in effect on the date hereof (the "Charter"), and the Company's bylaws as in effect on the date hereof (the "Bylaws"). The Company has not received any notice from the Principal Market questioning or threatening the continued inclusion of the Common Stock on such market.

                  (d) Issuance of Shares. The Warrant Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof and the Warrant, the Warrant Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

                  (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound, or (iv) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for


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      it to execute, deliver or perform any of its obligations under this
      Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the SEC or state securities administrators and any registration statement which may be filed pursuant hereto); provided, however, that for purpose of the representations made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

                  (f) SEC Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act, and, the Company is current with all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company has delivered or made available to the Purchaser, through the EDGAR system or otherwise, true and complete copies of the SEC Documents filed with the SEC since December 31, 1998. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements under GAAP and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (g) No Material Adverse Effect. Since the date of the financial statement contained in the most recently filed Form 10-Q (or 10-QSB) or Form 10-K (or 10-KSB), whichever is most current, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in any press release, the SEC Documents or on the Disclosure Schedule attached hereto.

                  (h) No Undisclosed Liabilities. Except as disclosed in the SEC Documents or on the Disclosure Schedule attached hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or


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      unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company (including the notes thereto) in conformity with GAAP which are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business since such date and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

                  (i) No Undisclosed Events or Circumstances. Since the date of the financial statement contained in the most recently filed Form 10- Q (or 10-QSB) or Form 10-K (or 10-KSB), whichever is most current, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents or any press release.

                  (j) Indebtedness. The SEC Documents or the Disclosure Schedule attached hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (A) any liabilities for borrowed money or amounts owed in excess of $500,000 (other than trade accounts payable incurred in the ordinary course of business), (B) all guaranties, endorsements and contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (C) the present value of any lease payments in excess of $500,000 due under leases required to be capitalized in accordance with GAAP. The Company is not in default with respect to any Indebtedness.

                  (k) Title to Assets. The Company has good and marketable title to all of its real and personal property reflected in the SEC Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the SEC Documents or such that do not cause a Material Adverse Effect. All said real property leases of the Company is valid and subsisting and in full force and effect.

                  (l) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, its properties or assets, which action, suit, claim, investigation or proceeding would have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company except those orders, judgments, injunctions, awards or decrees which would not have a Material Adverse Effect.


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                  (m)   Compliance with Law. The Company has all franchises,
      permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its businesses as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (n) Taxes. The Company has filed all Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate in all material respects, and have been prepared in compliance in all material respects with all applicable laws; except as set forth in the SEC Documents the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1999, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are to its knowledge adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

                  No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. Except as set forth in the SEC Documents, there are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority. Except as set forth in the SEC Documents, there are no material unresolved questions or claims concerning the Company's Tax liability. The Company (A) has not executed or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; and (B) has not agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

                  The Company has not made an election under Section 341 (f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or
      (D) otherwise. The Company is not a party to any tax sharing agreement.


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      The Company has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Internal Revenue Code.

                  For purposes of this Section 2.1(o):

                  "IRS" means the United States Internal Revenue Service.

                  "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                  "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                  (o) Certain Fees. Except for the fees paid to Ladenburg Thalmann & Co. Inc pursuant to the Escrow Agreement, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

                  (p) Operation of Business. The Company owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the SEC Documents or the Disclosure Schedule attached hereto, and all rights with respect to the foregoing, which to its knowledge would be reasonably necessary for the conduct of its business as now conducted without any conflict with the rights of others.

                  (q) Books and Records. The records and documents of the Company accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

                  (r) Material Agreements. The Company has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the Company's knowledge are not in default under any Material Agreement now in effect, the result of which would cause a Material Adverse Effect. Except as set forth in the SEC Documents or the Charter Documents, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company limits or shall limit the payment of dividends on the Company's Common Stock.


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                  (s)   Transactions with Affiliates. There are no loans,
      leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between
      (A) the Company, or any of its respective customers or suppliers on the one hand, and (B) on the other hand, any officer, employee, consultant or director of the Company, or any person owning 5% or more of the capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

                  (t) Securities Laws. The Company has complied in all material respects and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchaser), so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

                  (u) Employees. The Company has no collective bargaining arrangements or agreements covering any of its employees. The Company is not in breach of any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, to be employed or engaged by the Company. Since the date of the September 30, 2000 Form 10-K (or 10-KSB), no officer, consultant or key employee of the Company whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company.

                  (v) Absence of Certain Developments. Since the date of the financial statement contained in the most recently filed Form 10-Q (or 10-QSB) or Form 10-K (or 10KSB), whichever is most current, the Company has not:

                        (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

                        (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the


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            comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's business;

                        (iii) discharged or satisfied any lien or encumbrance or
            paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                        (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                        (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                        (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or its representatives;

                        (vii) suffered any material losses (except for
            anticipated losses consistent with prior quarters) or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                        (viii) made any changes in employee compensation except
            in the ordinary course of business and consistent with past practices;

                        (ix) made capital expenditures or commitments therefor that aggregate in excess of $500,000;

                        (x) entered into any other material transaction, whether or not in the ordinary course of business;

                        (xi) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                        (xii) experienced any material problems with labor or
            management in connection with the terms and conditions of their employment; or

                        (xiii) effected any two or more events of the foregoing
            kind which in the aggregate would be material to the Company.

                  (w) Governmental Approvals. Except for the filing of any notice prior or subsequent to any Settlement Date that may be required under applicable federal or state securities laws (which if required, shall be filed on a timely basis), including the filing of a registration statement or post-effective amendment pursuant to this Agreement, no authorization, consent, approval, license, exemption of, filing or registration with any


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      court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the delivery of the Shares, or for the performance by the Company of its obligations under this Agreement.

                  (aa) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement has been based solely on (a) the Purchaser's representations and warranties in
      Section 2.2, and (b) the independent evaluation by the Company and its own representatives and counsel.

                  (bb) Disclaimer of Certain Warranties; Due Diligence Review. The Company shall not be deemed to have made to Purchaser any representations or warranties other than as expressly made by the Company in this Agreement and/or in any of the agreements executed in connection with this Agreement. Except as expressly set forth herein or in any SEC Documents, the Company makes no representations or warranties to the Purchaser with respect to any projections, estimates or budgets heretofore delivered to or made available to the Purchaser of future revenues, future expenses, future results of operations, or any other information or documents financial or otherwise made available to Purchaser with respect to the Company. Without limiting any of the representations or warranties contained in this Agreement, the Purchaser acknowledges that it has had the opportunity to conduct a due diligence review of the Company and its operations and has had the opportunity to ask questions with respect to the Company and its operations.

                  (cc) Expiration of Warranties. The representations and warranties contained in this Section 2.1 shall expire on the third year anniversary of the date of termination of this Agreement as contemplated in Article VI hereof.


            Section 2.2. Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the
Company:

                  (a) Organization and Standing of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

                  (b) Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and at the Initial Closing shall constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such


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      enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application

                  (c) No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated herein do not and will not (i) violate any provision of the Purchaser's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party,
      (iii) create or impose a lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is a party or by which the Purchaser is bound or by which any of its properties or assets are bound, or (iv) result in a violation of any federal, state, local or other foreign statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof.

                  (d) Financial Risks. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Shares.

                  (e) Accredited Investor. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                  (f) General. The Purchaser understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the suitability of the Purchaser to acquire the Shares.

                  (g) Brokers. No brokers, finders or financial advisory fees or commissions will be payable by the Purchaser with respect to the transactions contemplated by this Agreement.

                                    ARTICLE 3

                                    COVENANTS

            The Company covenants with the Purchaser as follows:


            Section 3.1. The Shares. As of the date of each applicable Draw Down, the Company will have authorized and reserved, free of preemptive rights, a sufficient number of authorized but unissued shares of its Common Stock to cover the Draw Down Shares to be issued in connection with such Draw Down requested under this Agreement. The Draw Down Shares to be issued under this Agreement, when paid for and issued in accordance with the terms hereof, shall be duly and validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock. Anything in this Agreement to the contrary notwithstanding, the Company may not make a Draw Down to the extent that, after such purchase by the Purchaser, the sum of the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates would result in beneficial ownership by the Purchaser and its affiliates of more than 9.9% of the then outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

            Section 3.2. Securities Compliance. If applicable, the Company shall notify the Principal Market, in accordance with its rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and the Warrant to the Purchaser or subsequent holders.

            Section 3.3. Registration and Listing. Until the later of such time
(i) as the Purchaser has disposed of all of the Shares or (ii) the Warrant is no longer outstanding, the Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide the Purchaser with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three (3) Trading Days of the Company's receipt thereof, until the Purchaser has disposed of all of the Shares.

            Section 3.4. Escrow Arrangement. The Company and the Purchaser shall enter into an escrow arrangement with Epstein Becker & Green, P.C. (the "Escrow Agent") in the form of Exhibit B hereto respecting payment against delivery of the Shares.

            Section 3.5. Registration Rights Agreement. The Company and the Purchaser shall enter into the Registration Rights Agreement in the Form of Exhibit A hereto. Before the Purchaser shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Shares to be issued in connection with such Draw Down.

            Section 3.6. Accuracy of Registration Statement. On each Settlement Date, the Registration Statement and the prospectus therein shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made; and on such Settlement Date or date of filing the Registration Statement and the prospectus therein will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement and the prospectus therein in reliance upon and in conformity with the information furnished in writing to the Company by the Purchaser specifically for inclusion in the Registration Statement and the prospectus therein.

            Section 3.7. Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

            Section 3.8. Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

            Section 3.9. Other Agreements. The Company shall not enter into any agreement the terms of which would restrict or impair the ability of the Company to perform its obligations under this Agreement.

            Section 3.10. Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down. THE COMPANY WILL PROMPTLY NOTIFY THE PURCHASER IN WRITING UPON THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS IN RESPECT OF THE REGISTRATION STATEMENT OR RELATED PROSPECTUS IN RESPECT OF THE
SHARES: (i) receipt of any request for additional information from the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that the filing of a post-effective amendment to or the withdrawal of the Registration Statement would be appropriate. The Company shall not deliver to the Purchaser any Draw Down Notice during the continuation of any of the foregoing events. The Company shall promptly make available to the Purchaser any such supplements or amendments to the related prospectus, at which time, provided that the registration statement and any supplements and amendments thereto are then effective, the Company may recommence the delivery of Draw Down Notices.

            Section 3.11. Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Purchaser such shares of stock and/or securities as the Purchaser is entitled to receive pursuant to this Agreement.

            Section 3.12. Limitation on Future Financing. The Company agrees that, except as set forth below, it will not enter into any sale of its securities for cash at a discount to the then current market price (including securities convertible, exchangeable, adjustable or which may be reset at a discount to the then current market price) until the earlier of (i) 24 months from the Effective Date, (ii) thirty (30) days after the entire Commitment Amount has been purchased by the Purchaser, or (iii) the date this Agreement is terminated pursuant to the terms herein. The foregoing shall not prevent or limit the Company from engaging in any sale of securities (i) in a registered public offering by the Company which is underwritten by one or more established investment banks (not including an "equity line" type of financing), (ii) pursuant to a private placement where the investors do not have registration rights, (iii) pursuant to any compensatory plan for a full-time employee or key consultant, (iv) in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money, or (v) to which Purchaser gives its prior written consent.

            Section 3.13. Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries for general corporate purposes.

            The Purchaser covenants with the Company as follows:

            Section 3.14. Compliance with Law. The Purchaser agrees that its trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company's Common Stock is listed. Without limiting the generality of the foregoing, the Purchaser agrees that it will, whenever required by federal securities laws, deliver the prospectus included in the Registration Statement to any purchaser of Shares from the Purchaser.

            Section 3.15. Provision of Information with Respect to the Registration Statement. The Purchaser by its acceptance of the Shares agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless the Purchaser has notified the Company in writing of the Purchaser's election to exclude all of the Shares. Purchaser shall furnish to the Company such information regarding Purchaser, the Shares held by the Purchaser and the intended method of disposition of the Shares as shall be reasonably required to effect the registration of the Shares and the Purchaser shall execute such documents as are customary in connection with such registration as the Company may reasonably request.

            Section 3.16. Expiration of Covenants. Unless otherwise contemplated herein, the covenants contained in this Agreement shall terminate after 45 Trading Days from the termination of this Agreement as contemplated in Section
6.1 hereof.

                                    ARTICLE 4

                  CONDITIONS TO INITIAL CLOSING AND DRAW DOWNS

            Section 4.1. Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to proceed to close this Agreement and to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Initial Closing, and as of each Settlement Date of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Initial Closing and as of each Settlement Date as though made at that time, except for representations and warranties that speak as of a particular date.

                  (b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing and as of each Settlement Date.

                  (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

            Section 4.2. Conditions Precedent to the Obligation of the Purchaser to Close. The obligation hereunder of the Purchaser to perform its obligations under this Agreement and to purchase the Shares is subject to the satisfaction or waiver, at or before the Initial Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

                  (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Initial Closing as though made at that time (except for representations and warranties that speak as of a particular date).

                  (b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing.

                  (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                  (e) Opinion of Counsel, Etc. At the Initial Closing, the Purchaser shall have received an opinion of counsel to the Company, dated as of the Initial Closing Date, in the form of Exhibit C hereto.

                  (f) Warrant. On the Initial Closing Date, the Company shall issue to the Purchaser a warrant to purchase up to a number of shares of Common Stock equal to $600,000 divided by the average of the VWAPs during the 15 Trading Days immediately prior to the Initial Closing Date (the "Warrant Base Price"). The Warrant shall have a term from its initial date of issuance of 3 years. The exercise price of the Warrant shall be 115% of the Warrant Base Price. The Common Stock underlying the Warrant will be registered in the Registration Statement referred to in Section 4.3 hereof. The Warrant shall be in the form of Exhibit E hereto.

            Section 4.3. Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction at or before each Settlement Date, of each of the conditions set forth below.

                  (a) Satisfaction of Conditions to Initial Closing. The Company shall have satisfied, or the Purchaser shall have waived at the Initial Closing, the conditions set forth in Section 4.2 hereof

                  (b) Effective Registration Statement. The Registration Statement registering the Shares shall have been declared effective by the SEC and shall remain effective on each Settlement Date.

                  (c) No Suspension. Trading in the Company's Common Stock shall not have been suspended by the SEC or the Principal Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the delivery of each Draw Down Notice), and, at any time prior to such Draw Down Notice, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported on the Principal Market unless the general suspension or limitation shall have been terminated prior to the delivery of such Draw Down Notice.

                  (d) Material Adverse Effect. No Material Adverse Effect and no Consolidation Event where the successor entity has not agreed to perform the Company's obligations shall have occurred, such occurrences to be determined in accordance with Section 8.9 herein.

                  (e)   Opinion of Counsel. The Purchaser shall have received
      (i) a "down-to-date" letter from the Company's counsel, confirming that there is no change from the counsel's previously delivered opinion, or else specifying with particularity the reason for any change and an opinion as to the additional items specified in Exhibit C hereto, and (ii) any other items set forth in the Escrow Agreement.

                                    ARTICLE 5

                                 DRAW DOWN TERMS

            Section 5.1. Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

                  (a) The Company may, in its sole discretion, issue and exercise draw downs (each a "Draw Down") during the Commitment Period, which Draw Downs the Purchaser shall be obligated to accept, subject to the terms and conditions herein.

                  (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined as set forth in Section 5.1(e) herein and settled on:

                        (i) as to the 1st through the 11th Trading Day during the Draw Down Pricing Period, on or before the 13th Trading Day after such Draw Down Pricing Period commences; and

                        (ii) as to the 11th through the 22nd Trading Day during the Draw Down Pricing Period commences, on or before the 24th Trading Day after such Draw Down Pricing Period (such settlement periods and such settlement dates in subsection (i) and this subsection (ii) each referred to as a "Settlement Period" and a "Settlement Date", respectively).

                  (c) In connection with each Draw Down Pricing Period, the Company may set the Threshold Price in the Draw Down Notice.

                  (d) The minimum Investment Amount for any Draw Down shall be $100,000 and the maximum Investment Amount as to each Draw Down shall be the lesser of (i) $1,000,000, and (ii) 6% of the EQY weighted average price field (as reported on Bloomberg Financial L.P. using the BLPH function) for the Common Stock for the 60 calendar days immediately prior to the applicable Commencement Date (defined below) multiplied by the total trading volume in respect of the Common Stock for such period. Notwithstanding anything herein to the contrary, in the event the minimum Investment Amount is greater than the maximum Investment Amount, as to such Draw Down only, the minimum Investment Amount shall equal the maximum Investment Amount, but in no event shall the minimum Investment Amount be less than $50,000, such that if the maximum Investment Amount is less than $50,000, then the Company shall be precluded from exercising a Draw Down at such time.

                  (e) The number of Shares of Common Stock to be issued on each Settlement Date shall be a number of shares equal to the sum of the quotients (for each trading day within the Settlement Period) of (x) 1/22nd of the Investment Amount, and (y)the Purchase Price on each Trading Day within the Settlement Period, subject to the following adjustments:

                        (i) if the VWAP on a given Trading Day is less than the Threshold Price, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date shall be reduced by 1/22nd of the Investment Amount and such Trading Day shall be withdrawn from the Settlement Period;

                        (ii) if during any Trading Day during the Settlement Period trading of the Common Stock on the Principal Market is suspended for more than three (3) hours, in the aggregate, or if any Trading Day during the Settlement Period is shortened because of a public holiday, then that portion of the

            Investment Amount to be paid on the immediately pending Settlement Date shall be reduced by 1/22nd of the Investment Amount and such Trading Day shall be withdrawn from the Settlement Period; and

                        (iii) if during any Trading Day during the Settlement
            Period sales of Draw Down Shares pursuant to the Registration Statement are suspended by the Company in accordance with Sections 3(j) or 5(e) of the Registration Rights Agreement for more than three (3) hours, in the aggregate, during the Settlement Period, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date shall be reduced by 1/22nd of the Investment Amount and such Trading Day shall be withdrawn from the Settlement Period.

                  (f) The Company must inform the Purchaser by delivering a draw down notice, in the form of Exhibit D hereto (the "Draw Down Notice"), via facsimile transmission in accordance with Section 8.4 as to the amount of the Draw Down (the "Investment Amount") the Company wishes to exercise, before the first day of the Draw Down Pricing Period (the "Commencement Date"). If the Commencement Date is to be the date of the Draw Down Notice, the Draw Down Notice must be delivered to and receipt confirmed by the Purchaser at least one (1) hour before trading commences on such date. At no time shall the Purchaser be required to purchase more than the maximum Investment Amount for a given Draw Down Pricing Period so that if the Company chooses not to exercise the maximum Investment Amount in a given Draw Down Pricing Period the Purchaser is not obligated to and shall not purchase more than the scheduled maximum Investment Amount in a subsequent Draw Down Pricing Period.

                  (g) On each Settlement Date, the Shares purchased by the Purchaser shall be delivered to The Depository Trust Company ("DTC") on the Purchaser's behalf. Upon the Company electronically delivering whole shares of Common Stock to the Purchaser or its designees via DTC through its Deposit Withdrawal Agent Commission ("DWAC") system by 1:00 p.m. EST, the Purchaser shall wire transfer immediately available funds to the Company's designated account on such day, less any fees as set forth in the Escrow Agreement, which fees shall be wired as directed in the Escrow Agreement. Upon the Company electronically delivering whole shares of Common Stock to the Purchaser or its designees DTC account via DWAC after 1:00 p.m. EST, the Purchaser shall wire transfer next day available funds to the Company's designated account on such day, less any fees as set forth in the Escrow Agreement, which fees shall be wired as directed in the Escrow Agreement. In the event that either party elects to use the Escrow Agent, the Shares shall be credited by the Company to the DTC account designated by the Purchaser via DWAC upon receipt by the Escrow Agent of payment for the Draw Down Shares into the Escrow Agent's master escrow account, as further set forth in the Escrow Agreement. The Escrow Agent shall be directed to pay the purchase price to the Company, net of $1,000 per Settlement as escrow expenses to the Escrow Agent and any additional fees as set forth in the Escrow Agreement. The Company understands that a delay in the delivery of the Draw Down Shares into the Purchaser's DTC account beyond 3 Trading Days after the dates set forth herein or in the Escrow Agreement, as the case may be, could result in economic loss to the Purchaser. Notwithstanding anything herein to the contrary, as compensation to the Purchaser for such loss, the Company agrees to pay late payments to the Purchaser for late delivery after 3 Trading Days from such dates in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond three 3 Trading Days from the dates set forth herein or in the Escrow Agreement, as the case may be, on which such Draw Down Shares are to be delivered into the Purchaser's DTC account via the DWAC system):

            No. Trading Days Late                    Late Payment for Each
                                                     $5,000 of Draw Down Shares
                                                     Being Purchased
--------------------------------------------------------------------------------
            1                                        $100
--------------------------------------------------------------------------------
            2                                        $200
--------------------------------------------------------------------------------
            3                                        $300
--------------------------------------------------------------------------------
            4                                        $400
--------------------------------------------------------------------------------
            5                                        $500
--------------------------------------------------------------------------------
            6                                        $600
--------------------------------------------------------------------------------
            7                                        $700
--------------------------------------------------------------------------------
            8                                        $800
--------------------------------------------------------------------------------
            9                                        $900
--------------------------------------------------------------------------------
            10                                       $1,000
--------------------------------------------------------------------------------
            More than 10                             $1,000 +$200 for each
                                                     Trading Day Late beyond 10
                                                     Trading Days
--------------------------------------------------------------------------------


                  The Company shall pay any payments incurred under this Section 5.1(g) in immediately available funds upon demand. Nothing herein shall limit the Purchaser's right to pursue injunctive relief and/or actual damages for the Company's failure to issue and deliver the Draw Down Shares to the Company, including, without limitation, the Purchaser's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery.

                                    ARTICLE 6

                                   TERMINATION

            Section 6.1. Term. The term of this Agreement shall begin on the date hereof and shall end on the earlier of 24 months from the Effective Date or as otherwise set forth in Section 6.2.

            Section 6.2. Other Termination.

                  (a) This Agreement shall terminate upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred and has not been cured for a period of thirty (30) days after giving written notice thereof, (ii) the Common Stock is de-listed from the Principal Market unless such de-listing is in connection with the Company's subsequent listing of the Common Stock on the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, or (iii) the Company files for protection from creditors under any applicable law.

                  (b) The Company may terminate this Agreement upon one (1) Trading Day's notice if the Purchaser shall fail to fund more than one properly noticed Draw Down within five (5) Trading Days of the end of the applicable Settlement Period.

            Section 6.3. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.2 herein, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 6.1 or 6.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 8.1,
8.2 and 8.9, and Article 7 herein. Nothing in this Section 6.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company or the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                    ARTICLE 7

                                 INDEMNIFICATION

            Section 7.1. General Indemnity.

                  (a) The Company agrees to indemnify and hold harmless the Purchaser (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Purchaser as a result of any material inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

                  (b) The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Company as result of any material inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein. Notwithstanding anything to the contrary herein, the Purchaser shall be liable under this
      Section 7.1(b) for only that amount as does not exceed the net proceeds to the Purchaser as a result of the sale of the Shares.

            Section 7.2. Indemnification Procedure. Any party entitled to indemnification under this Article 7 (an "Indemnified Party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article 7 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs (including reasonable attorneys' fees, charges and disbursements) and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party, which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article 7 to the contrary, the indemnifying party shall not, without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification required by this Article 7 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, within ten
(10) Trading Days of written notice thereof to the indemnifying party so long as the Indemnified Party irrevocably agrees to refund such moneys, with interest, if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities to which the indemnifying party may be subject.

                                    ARTICLE 8

                                  MISCELLANEOUS

            Section 8.1. Fees and Expenses. Each of the parties to this Agreement shall pay its own fees and expenses related to the transactions contemplated by this Agreement. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

            Section 8.2. Specific Enforcement. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

            Section 8.3. Entire Agreement; Amendment. The Transaction Documents contain the entire understanding of the parties with respect to the matters covered in the Transaction Documents. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought and no condition to closing any Draw Down in favor of the Purchaser may be waived by the Purchaser.

            Section 8.4. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:            4455 East Camelback Road, E-160
                              Phoenix, Arizona 85018
                              Tel:  (602) 954-1492
                              Fax:  (602) 954-1499
                              Attn: L.L. Ross

With copies to:               Squire, Sanders & Dempsey L.L.P.
(which shall not constitute   Two Renaissance Square
                              Suite 2700
                              40 North Central Avenue
                              Phoenix, Arizona 85004-4498
                              Tel:  (602) 528-4134
                              Fax:  (602) 253-8129
                              Attn:  Gregory R. Hall, Esq.

If to Purchaser:              c/o Beacon Capital Management
                              Harbour House, 2nd Floor
                              Waterfront Drive
                              Road Town, Tortola
                              British Virgin Islands
                              Attn: David Sims
                              Fax: (284) 494-4090

with copies to:               Epstein Becker & Green P.C.
(which shall not constitute   250 Park Avenue
notice)                       New York, NY  10177-1211
                              Tel:  (212) 351-3771
                              Fax:  (212) 661-0989
                              Attn:  Robert F. Charron

            Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto in accordance herewith.

            Section 8.5. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

            Section 8.6. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

            Section 8.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment.

            Section 8.8. No Third Party Beneficiaries.This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

            Section 8.9. Governing Law/Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions thereof. The Company and the Purchaser agree to submit themselves to the in personam jurisdiction of the state and federal courts situated within the Southern District of the State of New York with regard to any controversy arising out of or relating to this Agreement. Any dispute under this Agreement or any Exhibit attached hereto shall be submitted to arbitration under the American Arbitration Association (the "AAA") in New York City, New York, and shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter referred to as the "Board of Arbitration") selected as according to the rules governing the AAA. The Board of Arbitration shall meet on consecutive business days in New York City, New York, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the losing party is required to pay to the other party in respect of a claim filed. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the laws of the State of New York. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to all parties involved in the dispute. The Board of Arbitration shall be authorized and is directed to enter a default judgment against any party refusing to participate in the arbitration proceeding within thirty days of any deadline for such participation. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the parties to the dispute, and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The prevailing party shall be awarded its costs, including attorneys' fees, from the non-prevailing party as part of the arbitration award. Any party shall have the right to seek injunctive relief from any court of competent jurisdiction in any case where such relief is available. The prevailing party in such injunctive action shall be awarded its costs, including reasonable attorneys' fees, from the non-prevailing party.

            Section 8.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

            Section 8.11. Publicity. Neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement, without the prior written consent of the other party. After the Initial Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing any such press release, making any such public statement or announcement, the Company obtains the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

            Section 8.12. Severability. The provisions of this Agreement are severable and, in the event that The Board of Arbitration or any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely affect the economic rights of either party hereto.

            Section 8.13. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

            Section 8.14. Effectiveness of Agreement. This Agreement shall become effective only upon satisfaction of the conditions precedent to the Initial Closing set forth in Article I of the Escrow Agreement.

            Section 8.15. Confidentiality. The Purchaser understands that the CPI has been developed or obtained by the Company by the investment of significant time, effort and expense and that such CPI provides the Company with significant competitive advantages in its businesses. The Purchaser therefore agrees (i) to maintain all CPI in confidence and take all necessary precautions to protect said CPI, including without limitation, all precautions the Purchaser normally employs with respect to its own confidential materials but in no event less than a reasonable degree of care; (ii) not to divulge CPI or any information derived therefrom outside of Purchaser; and (iii) not to utilize said CPI for any purpose other than as necessary for purposes of performance under this Agreement. The foregoing sentence shall not apply with respect to information the Purchaser can establish (i) is in the public domain at the time of disclosure or which thereafter enters the public domain, through no improper action or inaction by the Purchaser; or (ii) was known to or independently developed by or in the possession of Purchaser prior to receipt of such CPI from the Company, as evidenced by written records; or (iii) was lawfully disclosed to the Purchaser by a third party without restriction; or (iv) is required to be disclosed by a government agency or court order or pursuant to applicable laws and regulations provided that within five days of notification of such a requirement and prior to complying with such requirement the Purchaser shall notify the Company of such requirement pursuant to clause (iv) and shall limit the disclosure to that portion of the CPI which is legally required in the written opinion of counsel and shall use best efforts to ensure such CPI is treated confidentially.

                                    ARTICLE 9

                                   DEFINITIONS

            Section 9.1. Certain Definitions.

                  (a) "Commencement Date" shall have the meaning assigned to such term in Section 5.1(f) hereof.

                  (b) "Commitment Amount" shall have the meaning assigned to such term in Section 1.1 hereof.

                  (c) "Commitment Period" shall mean the period commencing on the Effective Date and expiring on the earliest to occur of (i) the date on which the Purchaser shall have exercised an aggregate amount of Draw Downs equal to the Commitment Amount, (ii) the date this Agreement is terminated in accordance with the terms hereof, or (iii) the date occurring twenty-four (24) months from the Effective Date..

                  (d) "Common Stock" shall mean the Company's common stock, $.01 par value per share.

                  (e) "CPI" shall mean all oral and written information concerning the Company which is non-public, confidential or proprietary in nature and shall include, but not be limited to, existing, future-developed or acquired products, processes, techniques, methods, agents, computer programs, trade secrets, and other information regarding the business of the Company, know-how, ideas (including patentable ideas), inventions, unpublished patent applications, improvements, copyrightable materials, schematics, product development plans, forecasts, strategies, customers, suppliers, regulatory strategies and other technical, business, financial, marketing and merchandising information of the Company.

                  (f) "Disclosure Schedule" shall mean the schedules prepared by the Company and attached hereto.

                  (g) "Draw Down" shall have the meaning assigned to such term in Section 5.1(a) hereof.

                  (h) "Draw Down Notice" shall have the meaning assigned to such term in Section 5.1(f) hereof.

                  (i) "Draw Down Pricing Period" shall mean a period of twenty-two (22) consecutive Trading Days beginning on the date specified in the Draw Down Notice (as defined in Section 5.1(f) herein); provided, however, the Draw Down Pricing Period shall not begin before the day on which receipt of such notice is confirmed by the Purchaser.

                  (j)   "DTC" shall have the meaning assigned to such term in
      Section 5.1(g).

                  (k)   "DWAC" shall have the meaning assigned to such term in
      Section 5.1(g).

                  (l) "Effective Date" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective by the SEC.

                  (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (n) "GAAP" shall mean the United States Generally Accepted Accounting Principles as those conventions, rules and procedures are determined by the Financial Accounting Standards Board and its predecessor agencies.

                  (o) "Initial Closing" shall have the meaning assigned to such term in Section 1.2 hereof.

                  (p) "Initial Closing Date" shall have the meaning assigned to such term in Section 1.2 hereof.

                  (q) "Investment Amount" shall have the meaning assigned to such term in Section 5.1(f) hereof.

                  (r) "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement or to perform its obligations under any other Material Agreement.

                  (s) "Material Agreement" shall mean any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which is required to be filed with the SEC as an exhibit to any of the SEC Documents.

                  (t) "Principal Market" shall mean initially the OTC Electronic Bulletin Board and shall include the American Stock Exchange, The Nasdaq National Market, the Nasdaq Small-Cap Market and the New York Stock Exchange if the Company becomes listed and trades on such market or exchange after the date hereof.

                  (u) "Purchase Price" shall mean, with respect to Shares purchased during each applicable Settlement Period, 92% of the VWAP on the date in question.

                  (v) "Registration Statement" shall mean the registration statement under the Securities Act, to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement).

                  (w)   "SEC" shall mean the Securities and Exchange Commission.

                  (x) "SEC Documents" shall mean the Company's latest Form 10-K or Form 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

                  (y) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (z) "Settlement" shall mean the delivery of the Draw Down Shares into the Purchaser's DTC account via DTC's DWAC System in exchange for payment therefor.

                  (aa) "Settlement Date" shall have the meaning assigned to such term in Section 5.1(b).

                  (bb) "Settlement Period" shall have the meaning assigned to such term in Section 5.1(b).

                  (cc) "Shares" shall mean, collectively, the shares of Common Stock of the Company being subscribed for hereunder (the "Draw Down Shares") and the shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares").

                  (dd) "Threshold Price" shall mean the price per Share designated by the Company as the lowest VWAP during any Draw Down Pricing Period at which the Company shall sell its Common Stock in accordance with this Agreement.

                  (ee) "Trading Day" shall mean any day on which the Principal Market is open for business.

                  (ff) "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement and the Escrow Agreement.

                  (gg) "VWAP" shall mean the daily volume weighted average price of the Company's Common Stock on the Principal Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time) using the VAP function on the date in question.

                  (hh) "Warrant" shall mean the warrant issued to the Purchaser pursuant to Section 4.2(f) hereof.


                            [SIGNATURE PAGE FOLLOWS]

               [SIGNATURE PAGE TO EQUITY LINE PURCHASE AGREEMENT]



            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of this 14th day of May, 2001.

                                          NATIONAL SCIENTIFIC CORPORATION,
                                          A TEXAS CORPORATION



                                          By:       /s/ L.L. Ross
                                             -----------------------------------
                                               L.L. Ross, President & CEO

                                          CORIANDER ENTERPRISES LIMITED



                                          By:       /s/ David Sims
                                             -----------------------------------
                                             Name:  David Sims
                                             Title:  Director